Exhibit 99.1

PRESS RELEASE

PIERIS PHARMACEUTICALS ANNOUNCES DOSING OF FIRST SUBJECT
IN PHASE 1 TRIAL OF INHALED CTGF INHIBITOR PRS-220

BOSTON, MA, November 1, 2022 - Pieris Pharmaceuticals, Inc. (NASDAQ: PIRS), a clinical-stage biotechnology company advancing novel biotherapeutics through its proprietary Anticalin® technology platform for respiratory diseases, cancer, and other indications, today announced that the first subject has been dosed in the phase 1 study of PRS-220, an oral inhaled Anticalin protein targeting connective tissue growth factor (CTGF) for the treatment of idiopathic pulmonary fibrosis (IPF) and other forms of fibrotic lung disease. The phase 1 dose escalation study will evaluate the safety, tolerability, and pharmacokinetics of PRS-220 in heathy volunteers.

IPF affects over three million patients worldwide and approximately 130,000 patients in the United States. Median survival is three to five years from the time of diagnosis, with standard of care conferring only modest benefit. CTGF, a protein localized in the extracellular matrix, is a driver of fibrotic tissue remodeling as a consequence of an aberrant wound healing process. Over-expression of this target in lung tissue is observed in patients suffering from IPF, and clinical data indicate inhibition of CTGF reduces the decline in lung function among these patients. Direct administration of PRS-220 to the lung via inhalation should achieve high local concentrations, and hence a more effective inhibition of CTGF than systemically administered interventions.

“The initiation of this trial is an important step in the development of PRS-220, a fully proprietary program that we believe has the potential to offer a meaningful improvement in the quality of life for patients suffering from this rare and, ultimately, terminal disease,” said Stephen S. Yoder, President and CEO of Pieris. “PRS-220 is the second inhaled respiratory program we have brought into the clinic, and we look forward to reporting the results from this study next year.”

About Pieris Pharmaceuticals:

Pieris is a clinical-stage biotechnology company that combines leading protein engineering capabilities and deep understanding into molecular drivers of disease to develop medicines that drive local biology to produce superior clinical outcomes for patients. Our pipeline includes inhalable Anticalin proteins to treat respiratory diseases and locally-activated bispecifics for immuno-oncology. Proprietary to Pieris, Anticalin proteins are a novel class of therapeutics validated in the clinic and by respiratory and immuno-oncology focused partnerships with leading pharmaceutical companies. For more information, visit www.pieris.com.

Forward-Looking Statements:

This press release contains forward-looking statements as that term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, the potential for Pieris' development programs such as PRS-220 to address our core focus areas such as respiratory diseases; the advancement of our proprietary and co-development programs into and through the clinic and the expected timing for reporting data; making IND filings or achieving other milestones related to our programs; the therapeutic potential of our Anticalin platform; our continued progress in the areas of co-stim bispecifics and inhaled therapeutics; and the advancement and funding of our developmental programs generally. Actual results could differ from those projected in any forward-looking statement due to numerous factors. Such factors include, among others, the amounts of anticipated funding actually received for our continued development programs and our actual reductions in spending as compared to anticipated cost reductions; our ability to raise the additional funding we will need to continue to pursue our business and product development plans; the inherent uncertainties associated with developing new products or technologies and operating as a development stage company; our ability to develop, complete clinical trials for, obtain approvals for and commercialize any of our product candidates, including our ability to recruit and enroll patients in our studies; competition in the industry in which we operate; delays or disruptions due to COVID-19 or geopolitical issues, including the conflict in Ukraine; and market conditions. These forward-looking statements are made as of the date of this press release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents we file with the Securities and Exchange Commission available at www.sec.gov, including, without limitation, the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and the Company's Quarterly Reports on Form 10-Q.

Investor Relations Contact:
Pieris Pharmaceuticals, Inc.
Maria Kelman
Executive Director, Investor Relations
+1 857 327 7631
kelman@pieris.com